                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            PIONEER COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                            PIONEER COMPANIES, INC.
                        700 LOUISIANA STREET, SUITE 4300
                              HOUSTON, TEXAS 77002

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 25, 2000

                             ---------------------

     Pioneer Companies, Inc. will hold its Annual Meeting of Stockholders at the Westin Stamford, One Stamford Place, Stamford, Connecticut, on Thursday, May 25, 2000, at 2:00 p.m.

     We are holding this meeting:

     - to elect two directors to serve until the Annual Meeting of Stockholders in 2003;

     - to ratify the appointment of Deloitte & Touche LLP as Pioneer's independent certified public accountants for the current year; and

     - to transact any other business that properly comes before the meeting.

     Pioneer's Board of Directors has selected April 19, 2000 as the record date for determining stockholders entitled to vote at the Annual Meeting.

     As of April 19, 2000, William R. Berkley, Chairman of Pioneer's Board of Directors, owned approximately 59.9% of Pioneer's Class A Common Stock (representing approximately 56.6% of the voting power of Pioneer's outstanding capital stock). As a result, Mr. Berkley has sufficient voting power to determine the results of the matters to be considered at the Annual Meeting. Mr. Berkley has advised that he will vote FOR each of the proposals to be considered at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                            By Order of the Board of Directors,

                                            Kent R. Stephenson
                                            Vice President, General Counsel
                                            and Secretary

Dated: April 24, 2000

                            PIONEER COMPANIES, INC.
                        700 LOUISIANA STREET, SUITE 4300
                              HOUSTON, TEXAS 77002

                                PROXY STATEMENT

                             ---------------------

                              GENERAL INFORMATION

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the annual meeting of Pioneer Companies, Inc., stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of three directors and ratification of Pioneer's independent auditors. In addition, Pioneer's management will report on Pioneer's performance during 1999 and respond to questions from stockholders. Pioneer's Annual Report for the fiscal year ended December 31, 1999 is being mailed with this Proxy Statement.

     The annual meeting will be held on Thursday, May 25, 2000, at the Westin Stamford, One Stamford Place, Stamford, Connecticut, beginning at 2:00 p.m. The approximate mailing date of the Proxy Statement and the proxy is April 24, 1999.

WHO IS SOLICITING PROXIES?

     Pioneer's Board of Directors is soliciting the enclosed proxy for use at the annual meeting. Pioneer is paying the expense of preparing, printing and mailing this Proxy Statement, and Pioneer will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the Proxy Statement to the beneficial owners of the common stock.

WHO CAN VOTE AT THE MEETING?

     Only those who owned Pioneer's Class A Common Stock, Class B Common Stock or Series A Preferred Stock of record at the close of business on the record date, April 19, 2000, are entitled to receive notice of the annual meeting and to vote the shares of common stock or preferred stock that they held on that date at the meeting, or at any postponements or adjournments of the meeting.

WHAT ARE THE VOTING RIGHTS OF THE PIONEER STOCKHOLDERS?

     Each outstanding share of Pioneer's Class A Common Stock is entitled to one vote on each matter to be voted on at the meeting. Each share of Class B Common Stock is entitled to one-tenth of one vote and each share of preferred stock is entitled to 9.8 votes. The common stock and preferred stock will vote together as a single class on all matters to be acted on at the meeting. Class B Common Stock is fully convertible at any time into Class A Common Stock on a share-for-share basis, and Preferred Stock is fully convertible at any time into Class A Common Stock at a conversion rate of 9.8 shares of Class A Common Stock for each share of Preferred Stock.

HOW DO I VOTE?

     If you complete and properly sign the enclosed proxy card and return it to Pioneer, it will be voted as you direct. A stockholder who gives a proxy for use at the annual meeting can revoke it by providing Pioneer's Vice President and Secretary with notice that the proxy is being revoked, or by submitting a later dated proxy. If you attend the annual meeting in person, you can revoke your proxy by voting at the meeting.

     If your proxy card does not either specify a vote for or withhold authority to vote for a nominee for election as a director, the proxy will be voted for such person. If your proxy card does not specify a vote for or against ratification of the selection of the independent accountants, it will be voted in favor.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock and preferred stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 10,647,035 shares of Class A Common Stock, 858,830 shares of Class B Common Stock and 55,000 shares of Series A Preferred Stock were outstanding.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     All matters to be acted on at the meeting require the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the meeting to constitute the action of the stockholders. If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some matters that may be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will not be counted in determining whether there is a quorum. If you are a record holder and you abstain from voting with respect to any matter, your shares will be counted in determining whether there is a quorum.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF PIONEER'S STOCK?

     The following table shows, as of April 19, 2000, certain information regarding the shares of common stock and preferred stock owned by each person or entity who is known by Pioneer to be the beneficial owner of more than five percent of any class of stock. Except as noted, each person or entity has sole voting and investment power over the shares shown in the table.

                                                                      SHARES
                                  NAME AND ADDRESS OF              BENEFICIALLY   PERCENT
TITLE OF CLASS                     BENEFICIAL OWNER                   OWNED       OF CLASS
--------------                    -------------------              ------------   --------
Class A Common Stock   William R. Berkley (1)...................    6,375,335       58.8
                         165 Mason Street
                         Greenwich, Connecticut 06830
                       Richard C. Kellogg, Jr.(2)...............      792,243        7.3
                         2716 University Boulevard
                         Houston, Texas 77005
                       Frans G.J. Speets(3).....................      663,685        6.1
                         2400 Fountainview, #204
                         Houston, Texas 77057
Class B Common Stock   Chemical Bank (4)........................      858,830      100.0
                         Special Loan Group
                         270 Park Avenue, 48th Floor
                         New York, NY 10017
Preferred Stock        OCC Tacoma, Inc.(5)......................       55,000      100.0
                         5005 LBJ Freeway
                         Dallas, Texas 75380-9050

---------------

(1) Includes 3,723,850 shares held by Interlaken Investment Partners, L.P. Mr. Berkley is the sole owner of a company that indirectly controls Interlaken, and so he may be deemed to be the beneficial owner of the shares held by Interlaken. Mr. Berkley's holdings (including the shares owned by Interlaken) represent 55.6% of the voting power of Pioneer's outstanding capital stock.

(2) Includes 161,327 shares that Mr. Kellogg has the right to acquire within 60 days of April 19, 2000 through the exercise of stock options. Mr. Kellogg's holdings (including the shares that can be obtained through the exercise of options) represent 6.9% of the voting power of Pioneer's outstanding capital stock.

(3) Includes 32,769 shares that Mr. Speets has the right to acquire within 60 days of April 19, 2000 through the exercise of stock options. Mr. Speets' holdings (including the shares that can be obtained through the exercise of options) represent 5.8% of the voting power of Pioneer's outstanding capital stock.

(4) Information obtained from a Schedule 13G, dated July 21, 1992, filed with the Securities and Exchange Commission by Chemical Bank. The filing reported that Chemical Bank had acquired 858,830 shares of Class B Common Stock (as adjusted for the one-for-four reverse stock split on April 27, 1995, and the four seven-percent stock dividends paid to stockholders since that date), of which it was the beneficial owner with sole voting and dispositive power. The holdings of Chemical Bank represent 7.5% of the voting power of the outstanding capital stock.

(5) The holdings of OCC Tacoma, Inc. represent 4.7% of the voting power of the outstanding capital stock.

HOW MUCH STOCK DO PIONEER'S DIRECTORS AND EXECUTIVES OWN?

     The following table shows, as of April 19, 2000, information regarding beneficial ownership of Pioneer's common stock by each of Pioneer's directors and the nominees for director named herein, each of Pioneer's executive officers named in the Summary Compensation Table shown below, and all of Pioneer's directors and executive officers as a group. Included within beneficial ownership are shares that an individual has the right to acquire within 60 days of April 19, 2000 through the exercise of stock options. Percentages of common stock are based on the shares outstanding as of April 19, 2000, together with the shares that would be issued if the options are exercised.

                                                                     SHARES
                                       NAME OF                    BENEFICIALLY   PERCENT
TITLE OF CLASS                    BENEFICIAL OWNER                   OWNED       OF CLASS
--------------                    ----------------                ------------   --------
Class A Common Stock  William R. Berkley.......................    6,375,335       56.8
                      Michael J. Ferris........................      404,259        3.6
                      Philip J. Ablove.........................       79,908          *
                      Andrew M. Bursky.........................      342,536        3.1
                      Donald J. Donahue**......................      260,238        2.3
                      Richard C. Kellogg, Jr...................      792,243        7.1
                      John H. Kennedy..........................        8,134          *
                      Jack H. Nusbaum..........................       27,573          *
                      Thomas H. Schnitzius.....................       17,534          *
                      Norman E. Thogersen......................          -0-          *
                      John R. Beaver...........................       15,025          *
                      Kent R. Stephenson.......................       28,633          *
                      All directors and executive officers
                        as a group (12 persons)................    8,351,418       74.4

---------------

 * Less than one percent

** 98,308 of such shares are held by the Donahue Family Partnership, which Mr.
   Donahue serves as the general partner.

     Pioneer does not know of any current arrangements, including any pledge by any persons of Pioneer securities, that may result in a change of control of Pioneer in the future.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

DIRECTORS STANDING FOR ELECTION

     Pioneer's Board of Directors is divided into three classes, having three-year terms that expire in successive years. This year it is the intention of the Board of Directors that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the reelection of William R. Berkley and Michael J. Ferris as directors. If reelected, they will hold office for a term of three years, until the annual meeting in 2002, and until their successors are duly chosen. Thomas H. Schnitzius, whose term also expires in 2000, will not be standing for reelection, and the Board of Directors has determined to leave a vacancy on the Board of Directors, pending the completion of a search for a suitable person to serve as a director. If the vacancy is filled by the Board of Directors during the year, the person so appointed would stand for election by the stockholders at the annual meeting to be held in 2001.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event either of the two nominees is unable to serve. However, the Board of Directors has no reason to believe that the nominees will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the two named nominees.

     The following table shows information regarding the nominees and the remaining directors who will continue in office after the annual meeting.

                                             SERVED AS
                                            DIRECTOR OF
                                              PIONEER                  BUSINESS EXPERIENCE
                                            CONTINUOUSLY               DURING PAST 5 YEARS,
NAME                                           SINCE                AGE AND OTHER INFORMATION
----                                        ------------            -------------------------
Nominees to Hold Office Until 2003
William R. Berkley(1)(2)(4)...............      1988       Mr. Berkley has been Pioneer's Chairman of
                                                           the Board since 1987. He also serves as
                                                           Chairman of the Board of several other
                                                           companies which he controls or founded.
                                                           These include W.R. Berkley Corporation, a
                                                           property and casualty insurance company, and
                                                           Interlaken Capital, Inc., a private
                                                           investment and consulting firm. Mr. Berkley
                                                           is also a director of Strategic
                                                           Distribution, Inc., a distributor of
                                                           maintenance, repair and operations products.
                                                           Mr. Berkley is 54 years of age.
Michael J. Ferris(1)......................      1997       Mr. Ferris has been Pioneer's President and
                                                           Chief Executive Officer since January 1997.
                                                           Prior to joining Pioneer, he was employed by
                                                           Vulcan Materials Company from March 1974 to
                                                           January 1997, and he served as an Executive
                                                           Vice President of Vulcan from 1996 to 1997.
                                                           Vulcan is engaged in the production of
                                                           industrial materials and commodities with
                                                           significant positions in two industries,
                                                           construction aggregates and chemicals. Mr.
                                                           Ferris is also a director of ChemFirst,
                                                           Inc., a specialty chemical company. Mr.
                                                           Ferris is 55 years of age.

                                             SERVED AS
                                            DIRECTOR OF
                                              PIONEER                  BUSINESS EXPERIENCE
                                            CONTINUOUSLY               DURING PAST 5 YEARS,
NAME                                           SINCE                AGE AND OTHER INFORMATION
----                                        ------------            -------------------------
Directors to Continue in Office Until 2001
Donald J. Donahue(1)(2)(3)(4).............      1988       Mr. Donahue has been a private investor
                                                           since February 1996, and he has served as
                                                           Pioneer's Vice Chairman of the Board of
                                                           Directors since May 1996. Mr. Donahue served
                                                           as Chairman of the Board of Magma Copper
                                                           Company from 1987 to 1996 and as Chairman of
                                                           Nacolah Holding Co., a life and health
                                                           insurance company, from 1990 to 1993. Mr.
                                                           Donahue is a director of Chase Brass
                                                           Industries Inc. He is also a director of
                                                           Counselors Tandem Securities Fund, Inc. and
                                                           fifteen other registered investment
                                                           companies managed by EMW Warburg Pincus
                                                           Counselors, Inc. Mr. Donahue is 75 years of
                                                           age.
Richard C. Kellogg, Jr. ..................      1995       Mr. Kellogg has been a private investor
                                                           since January 1997. He served as Pioneer's
                                                           President from April 1995 to January 1997.
                                                           Mr. Kellogg was a co-founder of Pioneer
                                                           Americas, Inc. and served as Chairman of the
                                                           Board and as a director of that company from
                                                           its formation in 1988 until its acquisition
                                                           by Pioneer in 1995. Mr. Kellogg is 48 years
                                                           of age.
Jack H. Nusbaum(3)(4).....................      1988       Mr. Nusbaum is Chairman of the New York law
                                                           firm of Willkie Farr & Gallagher, where he
                                                           has been a partner for more than twenty-five
                                                           years. Mr. Nusbaum is a director of W.R.
                                                           Berkley Corporation, a property and casualty
                                                           insurance holding company, Strategic
                                                           Distribution, Inc., a distributor of
                                                           maintenance, repair and operations products,
                                                           Prime Hospitality Corp., a national hotel
                                                           company, Fine Host Corporation, a publicly
                                                           traded contract food service management
                                                           company, and The Topps Company, Inc., a
                                                           baseball card and collectibles company. Mr.
                                                           Nusbaum is 59 years of age.
Directors to Continue in Office Until 2002
Philip J. Ablove..........................      1991       Mr. Ablove has been Pioneer's Executive Vice
                                                           President and Chief Financial Officer since
                                                           November, 1999. He was Pioneer's Vice
                                                           President and Chief Financial Officer from
                                                           March 1996 to November 1999. He was a
                                                           consultant and officer and director
                                                           specializing in financially distressed
                                                           companies from 1983 to 1996, and in a
                                                           consulting role he served as Acting Chief
                                                           Financial Officer of Pioneer from October
                                                           1995 to March 1966. Mr. Ablove is 59 years
                                                           of age.

                                             SERVED AS
                                            DIRECTOR OF
                                              PIONEER                  BUSINESS EXPERIENCE
                                            CONTINUOUSLY               DURING PAST 5 YEARS,
NAME                                           SINCE                AGE AND OTHER INFORMATION
----                                        ------------            -------------------------
Andrew M. Bursky(1)(2)....................      1994       Mr. Bursky has been a Managing Director of
                                                           Pegasus Investors, L.P. , a private
                                                           investment firm, since June 1999. From May
                                                           1980 to May 1999, he was a Managing Director
                                                           of Interlaken Capital, Inc., a private
                                                           investment and consulting firm. He has been
                                                           Chairman of the Board of Strategic
                                                           Distribution, Inc., a distributor of
                                                           maintenance, repair and operations products,
                                                           since July 1988. Mr. Bursky is 43 years of
                                                           age.
John R. Kennedy...........................      1998       Mr. Kennedy retired as President and Chief
                                                           Executive Officer of Federal Paper Board
                                                           Company, Inc. in 1996, after serving that
                                                           company since 1975. He also serves as a
                                                           director of International Paper Company,
                                                           Chase Brass Industries, Inc., De
                                                           Vlieg-Bullard, Inc., and Holnam Inc. Mr.
                                                           Kennedy is 69 years of age.

---------------

(1) Member of Executive Committee.

(2) Member of Compensation and Stock Option Committee.

(3) Member of Audit Committee.

(4) Member of Administrative Committee.

 IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO VOTE
          "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

HOW ARE DIRECTORS COMPENSATED?

     In 1992, the Board of Directors established a policy under which each director who is not also a Pioneer employee receives an annual retainer and a quarterly fee for attendance at meetings. The Board has established the annual retainer at a level of $22,000, and the quarterly meeting fee at $2,000. Pioneer granted each non-employee director 3,229 shares of Class A Common Stock under Pioneer's 1993 Non-Employee Director Stock Plan in payment of the 1999 annual retainer.

HOW OFTEN DID THE BOARD MEET DURING 1999?

     Pioneer's Board of Directors met four times during 1999. Each of the persons serving as a director in 1999 attended at least 75% of the total number of meetings of the Board and meetings of the committees of which the director was a member during 1999. Action by written consent is also considered by the Board and its committees from time to time.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     The Board has four standing committees: the Executive Committee, the Compensation and Stock Option Committee, the Audit Committee and the Administrative Committee.

     Executive Committee. The Executive Committee, composed of Messrs. Berkley, Bursky, Donahue and Ferris, is authorized to act on behalf of the Board during periods between Board meetings. The Committee did not meet during 1999.

     Compensation and Stock Option Committee. The Compensation and Stock Option Committee establishes the level of compensation to be paid to Pioneer's officers and administers Pioneer's stock option plans. The Committee met once during 1999. Messrs. Berkley, Bursky and Donahue serve on the Committee.

     Audit Committee. The Audit Committee, composed of Messrs. Donahue, Kennedy and Nusbaum, advises the Board as to the selection of Pioneer's independent public accountants, monitors their performance, reviews all reports submitted by them and consults with them with regard to the adequacy of internal controls. The Committee met once during 1999.

     Administrative Committee. The Administrative Committee, consisting of Messrs. Berkley, Donahue and Nusbaum, was formed during 1997 to establish the qualifications for service as a director and to seek suitable candidates for such service. The Committee did not meet during 1999. The Committee will consider individuals recommended by stockholders for service on the Board of Directors. Such recommendations should be provided to Pioneer's Corporate Secretary.

BANKRUPTCY ACTION

     Mr. Bursky was an executive officer of Blue Lustre Products, Inc., a privately-owned company engaged in the sale and leasing of carpet cleaning equipment and other carpet cleaning products. In October 1995, while he was an executive officer, Blue Lustre filed a chapter 11 petition for reorganization under federal bankruptcy law.

WHAT ARE PIONEER'S POLICIES WITH RESPECT TO EXECUTIVE COMPENSATION?

     The Compensation Committee of Pioneer's Board of Directors has furnished the following report on executive compensation for 1999.

     In 1999, compensation for Pioneer's executives was made up of two components, base salary and long-term incentives. The Compensation and Stock Option Committee of the Board of Directors reviews each of the components on a regular basis to ensure that compensation is competitive within the chemical industry and promotes the alignment of executive and stockholder interests.

     Salary levels are compared to industry survey data on an annual basis to ensure that compensation levels allow Pioneer to attract and retain highly-competent executives. However, given the downturn in the industry's business cycle and the anticipated effects on Pioneer's results, it was determined that Pioneer's executive officers would not be awarded salary increases during 1999. Long-term incentives have been provided in the form of stock option grants to executives upon the commencement of service and additional grants on a periodic basis. Grants are based on the perceived value that an executive will provide to Pioneer.

     A third component of compensation, an annual cash bonus, is provided to Pioneer's executives, as well as all employees in most of Pioneer's operating units, under Pioneer's Shared Earnings Plan. Under that plan, a specified return on Pioneer's assets must be achieved before cash bonuses are paid. That return was not achieved in 1999, and as a result no cash bonuses were paid for 1999 performance.

     Michael J. Ferris has served as Pioneer's President and Chief Executive Officer since January 4, 1997, pursuant to an employment agreement that provided for an annual salary of not less than $350,000. Mr. Ferris' salary for service as Pioneer's chief executive officer during 1999 was $400,000, an amount that was determined on the same basis as the salaries of other executives of Pioneer. He was awarded options for the purchase of 26,750 shares of Common Stock, reflecting recognition by the Committee and the Board of Directors of Mr. Ferris' efforts in guiding Pioneer during a difficult industry environment. His participation in Pioneer's Shared Earnings Plan did not result in the payment of any cash bonus with respect to 1999.

                                            William Berkley
                                            Andrew M. Bursky
                                            Donald J. Donahue

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William R. Berkley, a member of the Compensation and Stock Option Committee, is the Chairman of the Board of Directors of Pioneer and, as of April 19, 2000, may be deemed to beneficially own approximately 59.9% of the Class A Common Stock (representing approximately 56.6% of the voting power of Pioneer's stock).

     During 1999, Pioneer entered into agreements with an affiliate of Strategic Distribution, Inc. pursuant to which the affiliate provides procurement, handling and data management for maintenance, repair and operating supplies at Pioneer's facilities in Henderson, Nevada and St. Gabriel, Louisiana. Mr. Berkley owns approximately twenty-five percent of Strategic Distribution's common stock, and serves as a director of the company. Andrew R. Bursky, a Pioneer director who is also a member of the Compensation and Stock Option Committee, is a director and chairman of the board of Strategic Distribution. Since January 1, 1999, Pioneer has paid the Strategic Distribution affiliate a total of approximately $610,000 for services rendered to Pioneer under the agreements.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In accordance with the 1995 agreement relating to the acquisition of Pioneer Americas, Inc. by Pioneer, certain assets not necessary for Pioneer's chlor-alkali business are held for the benefit of the former owners of Pioneer Americas. Those assets include certain excess real property in St. Gabriel, Louisiana and Mojave, California, and Pioneer's 32% equity interest in Basic Management, Inc. and, directly or indirectly, 37.22% of the partnership interest in The LandWell Company, L.P. Any proceeds from the assets are held in a separate contingent payment account for the benefit of the former owners, subject to offset against any claims by Pioneer under environmental warranties provided to Pioneer by the former owners. As of March 31, 2000, the contingent payment account had a balance of approximately $6.6 million; distributions to the former owners of funds held in the account will not occur before April 20, 2005. Included among the former owners are Richard C. Kellogg, Jr., a director of Pioneer and the beneficial owner of 7.3% of Pioneer's Class A Common Stock, and Frans G. J. Speets, who is the beneficial owner of 6.1% of Pioneer's Class A Common Stock. Messrs. Kellogg and Speets have interests in the contingent payment account of 39.4% and 29.4%, respectively.

     During 1999 a dispute arose between the former owners and Pioneer regarding the extent of the environmental indemnity and the proper form of notice to be provided by Pioneer. Pioneer and the former owners are in the process of seeking a negotiated settlement of the dispute. Pending resolution of the dispute, the former owners agreed to the disbursement to Pioneer from the contingent payment account of $250,000 for environmental costs incurred during the period from May 1, 1999, to September 30, 1999, and the former owners and Pioneer agreed that Pioneer will be reimbursed for fifty percent of the amount of environmental costs incurred after September 20, 1999, other than costs incurred in connection with the closing of Pioneer's facility in City of Industry, California. At March 31, 2000, Pioneer had not been reimbursed for $2.1 million in costs it contends are covered by the indemnity, pending resolution of the dispute.

     A Pioneer subsidiary is party to an agreement with Basic Management, Inc. for the delivery of water to the production facility in Henderson, Nevada. The agreement provides for the delivery of a minimum of eight million gallons of water per day. The agreement expires on December 31, 2014, unless terminated earlier under certain circumstances. Basic Management also charges Pioneer and other companies in the Henderson industrial complex for power distribution services. Richard C. Kellogg, Jr., a director of Pioneer, serves as chairman of the board of directors of Basic Management. Since January 1, 1999, Pioneer has paid Basic Management approximately $1.8 million for providing such services. At March 31, 2000, the net amount owed to Basic Management was approximately $200,000.

     In connection with the 1995 acquisition agreement, Messrs. Kellogg and Speets each also hold promissory notes payable by Pioneer in the principal amounts of $4,512,330 and $3,366,062, respectively. Since January 1, 1999, Pioneer has paid those individuals interest on the notes in the amounts of approximately $540,000 and $402,000, respectively. The notes are payable in five equal annual installments beginning on April 1, 2001.

     On April 20, 1995, the Company entered into a five-year employment agreement with Mr. Kellogg pursuant to which he served as President of Pioneer. Mr. Kellogg resigned as Pioneer's President on January 4, 1997. He continued to perform services for Pioneer, and pursuant to the terms of the agreement Pioneer continued to pay Mr. Kellogg an annual salary of $300,000 until the termination of the agreement on April 20, 2000.

     In connection with the 1995 acquisition agreement Pioneer also entered into an employment agreement with Mr. Speets, pursuant to which Pioneer agreed to pay Mr. Speets an annual salary of $190,000 through April 30, 2000.

     Jack H. Nusbaum, a director of Pioneer, is Chairman of the law firm of Willkie Farr & Gallagher, which acts as counsel to Pioneer from time to time. Mr. Nusbaum is also a director of Strategic Distribution, Inc., an affiliate of which has entered into the agreements with Pioneer that are discussed above under "Compensation Committee Interlocks and Insider Participation."

     Each transaction involving officers of Pioneer, its controlling persons or affiliates was authorized at the time of the transaction or subsequently ratified by a majority of Pioneer's disinterested directors. It is Pioneer's practice not to enter into any transactions with affiliated parties unless a majority of the disinterested and independent directors determines that the terms of such transactions are at least as favorable to Pioneer as those available in similar transactions made with non-affiliated parties.

                           SUMMARY COMPENSATION TABLE

     The following table provides information with respect to the compensation of Pioneer's President and Chief Executive Officer and the four other most highly paid executive officers. Where appropriate, share data reflects the three seven percent stock dividends paid to holders of record during the last three years.

                                                                                              LONG TERM
                                           ANNUAL COMPENSATION                              COMPENSATION     ALL OTHER
                                      ------------------------------      OTHER ANNUAL         AWARDS         COMPEN-
     NAME AND PRINCIPAL POSITION      YEAR(1)   SALARY($)   BONUS($)   COMPENSATION(2)($)   OPTIONS(3)(#)   SATION($)(4)
     ---------------------------      -------   ---------   --------   ------------------   -------------   ------------
Michael J. Ferris                      1999      400,010         --              --             26,750             4,800
  President and Chief                  1998      387,506     78,581              --             28,622             4,200
  Executive Officer                    1997      345,965    200,000          80,505            490,005             4,200

Norman E. Thogersen                    1999      217,645         --           8,970             10,700                --
  Executive Vice President             1998      187,594     78,790          13,200             13,738                --
  and Chief Operating                  1997       29,250         --              --             30,625                --
  Officer

Philip J. Ablove                       1999      225,005         --              --              8,025             4,800
  Executive Vice President             1998      225,003     36,873              --              9,159             4,125
  and Chief Financial                  1997      225,003     99,001          63,442             65,539             2,406
  Officer

John R. Beaver                         1999      122,354         --              --              2,140             2,965
  Vice President and                   1998      118,965      9,593              --              2,289             3,563
  Controller                           1997      104,748     25,950          41,315             12,250             1,260

Kent R. Stephenson                     1999      168,004         --              --              4,280             4,800
  Vice President, General              1998      164,753     20,039              --              4,579             4,800
  Counsel and Secretary                1997      155,006     51,502              --             12,250             3,361

---------------

(1) Mr. Ferris was employed by Pioneer on January 4, 1997, and Mr. Thogersen was employed by Pioneer on October 31, 1997.

(2) The amounts for Mr. Thogersen relate to the personal use of a company car and premiums related to a company-paid life insurance policy. Other indicated amounts relate to reimbursement of relocation and moving expenses.

(3) Expressed in terms of the numbers of shares of Pioneer's Class A Common Stock underlying options granted during the year. Option grants in 1999 were under Pioneer's 1998 Stock Plan. All other option grants were under Pioneer's 1995 Stock Incentive Plan, with the exception of 163,844 shares granted to Mr. Ferris in 1997, which were granted pursuant to agreement between Pioneer and Mr. Ferris.

(4) Represents amounts contributed to match a portion of the employee's contributions under a 401(k) plan.

PENSION PLAN

     Defined benefit retirement coverage is provided to U.S.-based executive officers under Pioneer's Pension Plan. At the normal retirement age of 65, participants under the plan receive benefits based on their credited service and their covered compensation for the average of their highest five complete consecutive plan years out of their last ten complete consecutive plan years. Covered compensation under the plan includes base pay and annual performance and incentive programs, but excludes all other items of compensation. In addition, Pioneer maintains a nonqualified, unfunded plan, the Restoration Retirement Plan, which provides benefits for key salaried employees. The plan provides benefits in an amount equal to the amount that would be paid under the pension plan but for the maximum compensation limit (currently $160,000) under the Internal Revenue Code. Each of the executives named in the Summary Compensation Table, with the exception of Mr. Thogersen, participates in the Restoration Retirement Plan. The following table sets forth benefits payable under the Pension Plan and the Restoration Retirement Plan, computed as a straight life annuity beginning at age 65. Benefits are not subject to any deduction for social security since the basic benefit formula incorporates the average social security breakpoint in calculating the benefit.

                               PENSION PLAN TABLE

                                                          YEARS OF SERVICE (1)
                                           ---------------------------------------------------
REMUNERATION                                 15         20         25         30         35
------------                               -------   --------   --------   --------   --------
$125,000.................................  $23,802   $ 31,735   $ 39,669   $ 47,603   $ 55,537
 150,000.................................   28,810     38,413     48,016     57,620     67,223
 175,000.................................   33,818     45,091     56,364     67,636     78,909
 200,000.................................   38,826     51,769     64,711     77,653     90,595
 225,000.................................   43,835     58,446     73,058     87,669    102,281
 250,000.................................   48,843     65,124     81,405     97,686    113,967
 300,000.................................   58,860     78,480     98,099    117,719    137,339
 400,000.................................   78,893    105,190    131,488    157,786    184,083
 450,000.................................   88,909    118,546    148,182    177,819    207,455
 500,000.................................   98,926    131,901    164,877    197,852    230,827

---------------

(1) The estimated years of credited service for each of the named executive officers of Pioneer as of December 31, 1998, were: Mr. Ferris -- 3 years; Mr. Ablove -- 3 years; Mr. Beaver -- 3 years and Mr. Stephenson -- 6 years.

     Under the Internal Revenue Code the amount of Pioneer's contributions under its 401(k) Savings Plan are also limited if an individual's annual compensation is in excess of $160,000. Under the Restoration Retirement Plan unfunded benefits are provided to each of the executives named in the Summary Compensation Table, with the exception of Mr. Thogersen, in an amount equal to three percent of pay in excess of the salary limitation amount.

     Defined benefit retirement coverage is provided to Mr. Thogersen under the pension plan maintained by Pioneer's Canadian subsidiary. At the normal retirement age of 65, Mr. Thogersen will be eligible to receive benefits equal to 65% of his covered compensation for the average of his best consecutive 36 months of earnings, based on what will have been 42 years of credited service at that time. Assuming an average annual increase of 3% from his 1999 compensation level, Mr. Thogersen's annual pension benefit would be US$223,481. Covered compensation under the plan includes base pay and annual performance and incentive programs and commissions, but excludes all other items of compensation. While Revenue Canada regulations limit pension benefits, pension benefits due to Mr. Thogersen in excess of the limits will be provided under an unfunded, excess pension plan.

OPTION GRANTS IN 1999

     The following table provides information with respect to grants of stock options during 1999 to the named executive officers:

                                                             INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                           -----------------------------------------------------      VALUE AT ASSUMED
                                                          PERCENT                                       ANNUAL RATES
                                            NUMBER OF     OF TOTAL      EXERCISE                          OF STOCK
                                             SHARES       OPTIONS        OR BASE                   PRICE APPRECIATION FOR
                                           UNDERLYING    GRANTED TO       PRICE                         OPTION TERM
                                             OPTIONS     EMPLOYEES       ($ PER       EXPIRATION   ----------------------
NAME                                       GRANTED (#)    IN 1999        SHARE)          DATE        5%($)       10%($)
----                                       -----------   ----------   -------------   ----------   ---------   ----------
Michael J. Ferris........................    21,400         18.3          4.089        3/23/09      55,028      139,452
Norman E. Thogersen......................    10,700          9.1          4.089        3/23/09      27,514       69,726
Philip J. Ablove.........................     8,025          6.8          4.089        3/23/09      20,635       52,294
John R. Beaver...........................     2,140          1.8          4.089        3/23/09       5,503       13,945
Kent R. Stephenson.......................     4,280          3.7          4.089        3/23/09      11,006       27,890

     All of the options were granted under Pioneer's 1998 Stock Plan, with exercise prices equal to the fair market value of the Common Stock on the date of grant. All of the options are exercisable in full on or after March 23, 2002.

     The amounts indicated as potential realizable values reflect assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in Pioneer's stock price. Pioneer did not use an alternative formula for a grant date valuation, as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

AGGREGATED YEAR-END OPTION AMOUNTS

     The following table shows with respect to the named executive officers the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1999, with respect to options to purchase Class A Common Stock of Pioneer. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Class A Common Stock. The closing price of the Class A Common Stock on December 31, 1999, the last trading day of Pioneer's fiscal year, was $7.063 per share. None of the named executive officers exercised any stock options during the year.

                                                           NUMBER OF SHARES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS AT
                                                               1999 (#)              DECEMBER 31, 1999 ($)(1)
                                                      ---------------------------   ---------------------------
NAME                                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                                  -----------   -------------   -----------   -------------
Michael J. Ferris...................................    140,877        404,500        415,091        975,627
Norman E. Thogersen.................................         --         55,063             --         31,822
Philip J. Ablove....................................     65,539         17,184        162,930         23,866
John R. Beaver......................................         --         16,679             --         32,212
Kent R. Stephenson..................................     13,107         21,109         27,656         38,577

EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

     On January 4, 1997, Pioneer entered into a three-year employment agreement with Michael J. Ferris, providing for Mr. Ferris' service as Pioneer's President and Chief Executive Officer. The agreement provided for an annual salary of not less than $350,000. Under the agreement, Mr. Ferris was entitled to receive other benefits made available to executive officers and to receive bonus compensation in accordance with any management incentive plan established by the Board of Directors. The agreement terminated in accordance with its terms on January 4, 2000. Mr. Ferris continues to serve as Pioneer's President and Chief Executive Officer.

     On March 8, 1996, Philip J. Ablove, who is a director of Pioneer, was elected as an officer of the Company, after serving as a management consultant to Pioneer since October 1995. Pioneer agreed to pay Mr. Ablove an annual salary of $225,000. Following any change of control during his employment by Pioneer, he is entitled to a severance payment equal to at least twelve months' salary.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock for the period commencing December 31, 1994, and ending December 31, 1999,to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Midcap 400 Chemicals Stock Index (Airgas, Inc., Cabot Corporation, Calgon Carbon Corporation, Georgia Gulf Corporation, IMC Global Inc., Lyondell Petrochemical Company and Solutia Inc.). Dates are for fiscal years ending December 31 in each of the years indicated. The graph assumes a $100 investment in Pioneer's Common Stock and in each index on December 31, 1994, and that all dividends paid by the companies included in each index were reinvested.

                              [PERFORMANCE CHART]

----------------------------------------------------------------------------------------------------------------
                                       1994         1995         1996         1997         1998         1999
----------------------------------------------------------------------------------------------------------------
 Pioneer                                 100       419.75       332.61       934.33       304.69       575.61
 S&P 500                                 100       137.58       169.17       225.60       290.08       351.11
 Midcap 400 Chemicals                    100       120.94       120.43       125.32        94.44        76.45

                                  PROPOSAL 2:

                      APPOINTMENT OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP has served as Pioneer's independent accountants for a number of years, and the firm has been appointed by the Board of Directors as independent certified public accountants to audit Pioneer's financial statements for the fiscal year ending December 31, 2000. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of Deloitte & Touche LLP is not ratified at the Annual Meeting, the Board of Directors will reconsider its action and will appoint auditors for 2000 without further stockholder action. Further, even if the appointment of auditors is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment of auditors without submitting the matter to a vote of stockholders.

     It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

   IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO
    VOTE "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP UNLESS
                              OTHERWISE DIRECTED.

                                 OTHER MATTERS

NOTICE REQUIREMENTS

     It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 25, 2000, will be held on or about May 24, 2001. All stockholder proposals relating to a proper subject for action at the 2001 Annual Meeting to be included in Pioneer's Proxy Statement and form of proxy relating to that meeting must be received by Pioneer for its consideration at its principal executive offices no later than December 23, 2000, all in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Any such proposal should be submitted by certified mail, return receipt requested.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Class A Common Stock or Class B Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of Section 16(a) reports furnished to the Company, the Company has not identified any instances of reports for the year ended December 31, 1999, which were not filed in a timely manner.

     As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                                            By order of the Board of Directors,

                                            WILLIAM R. BERKLEY
                                            Chairman of the Board

April 24, 2000

                            PIONEER COMPANIES, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR THE MAY 25, 2000 ANNUAL MEETING

    The undersigned hereby constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Pioneer Companies, Inc. to be held at the Westin Stamford, One Stamford Place, Stamford, Connecticut on Thursday, May 25, 2000, at 2:00 p.m., and any adjournments thereof, on all matters coming before said meeting.

DIRECTORS RECOMMEND A VOTE "FOR" ELECTION OF ALL NOMINEES AND "FOR" PROPOSAL 2.

1. ELECTION OF TWO DIRECTORS TO A CLASS EXPIRING IN 2002.

   [ ]  FOR nominees listed below   [ ]  WITHHOLD AUTHORITY to vote for nominees

   William R. Berkley and Michael J. Ferris

   [ ]  FOR, except vote withheld from the following nominee(s)

--------------------------------------------------------------------------------

2. Proposal to ratify the Board of Directors' selection of Deloitte & Touche LLP as independent public accountant of the Company.

      [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy cannot vote your shares unless you sign and return this card in the enclosed postage paid envelope.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ITEM 2.

                                                 DATE
                                                 -------------------------------

                                                 -------------------------------
                                                           (Signature)

                                                 -------------------------------
                                                   (Signature if held jointly)

                                                 NOTE: Please sign exactly as
                                                 name appears hereon. Joint
                                                 owners should each sign. When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such.

                                                 The signor hereby revokes all
                                                 proxies heretofore given by the
                                                 signer to vote at said meeting
                                                 or any adjournments thereof.

                                                 PLEASE MARK, SIGN, DATE AND
                                                 RETURN THIS PROXY CARD
                                                 PROMPTLY, USING THE ENCLOSED
                                                 ENVELOPE. THANK YOU.